Delaware PAGE    1
"The First State"

I,    JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF LIMITED PARTNERSHIP OF "OCI RESOURCES LP", FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF APRIL,
A.D. 2013, AT 3:31 O'CLOCK P.M.

130466083
You may verify this certificate online at corp.delaware.gov/authver.shtml

DATE: 04-22-13

State of Delaware Secretazy of State Division o£Corporations
Delivered 03:34 PM 04/22/2013 FILED 03:31 PM 04/22/2013 SRV 130466083 - 5317726 FILE

CERTIFICATE OF LIMITED PARTNERSHIP OF
OCI RESOURCES LP

The undersigned, for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17, does hereby certify as follows:

FIRST:    The name of the limited partnership 1s OCI Resources LP (hereinafter referred to as the "limited partnership").

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilminb>ton, New Castle County, Delaware, 19801. The name of the registered agent of the limited partnership at that address is The Corporation Trust Company.

THIRD:    The name and mailing address of the general partner is as follows:

Name    Address
OCJ Resource Pmtners LLC        Five Concourse Parkway Suite 2500
Atlanta, GA 30328

IN WITNESS WIIEREOF, the undersigned has executed this Certificate of Limited Partnership ofOCI Resources LP as of this    22nd day of April, 2013.

GENERAL PARTNER: OCIRESOURCEPARTNERSLLC
/s/ Kirk Milling
Title:    Authorized Person